Exhibit 99.1

National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

CohnReznick
ADVISORY • ASSURANCE • TAX

Independent Auditor's Report

To the Board of Directors
National Property REIT Corp.

Opinion

We have audited the combined consolidated financial statements of National Property REIT Corp., which comprise the combined consolidated balance sheets as of December 31, 2021 and 2020, and the related combined consolidated statements of operations, changes in (deficit) equity and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

In our opinion, the accompanying combined consolidated financial statements present fairly, in all material respects, the financial position of National Property REIT Corp. as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ("GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of National Property REIT Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about National Property REIT Corp.'s ability to continue as a going concern for one year after the date that the combined consolidated financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined consolidated financial statements.

CohnReznick

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.

- Identify and assess the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of National Property REIT Corp.'s internal control. Accordingly, no such opinion is expressed.

- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined consolidated financial statements.

- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about National Property REIT Corp's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

CohnReznick LLP

New York, New York
June 30, 2022

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS		
Real estate assets		
Land	$ 228,759,487	$ 210,435,265
Building and improvements	1,979,291,168	1,775,439,133
Furniture, fixtures, and equipment	125,461,545	128,420,001
Total real estate assets held for investment	2,333,512,200	2,114,294,399
Less: accumulated depreciation	(284,947,428)	(300,559,691)
Net real estate assets held for investment	2,048,564,772	1,813,734,708
Real estate assets held for sale, net	12,790,589	57,874,841
Total real estate assets, net	2,061,355,361	1,871,609,549
Cash and cash equivalents	45,488,636	36,240,704
Restricted cash	39,317,283	42,189,255
Accounts receivable, net	15,533,773	12,784,345
Interest receivable ($0 and $4,200 as of December 31, 2021 and 2020, respectively, related to consolidated VIE)	18,949	78,209
Due from LendingClub Corporation ($0 and $6,489 as of December 31, 2021 and 2020, respectively, related to consolidated VIE)	26,415	179,592
Due from Prosper Funding LLC	—	37,587
Due from affiliates	169,881	73,018
Prepaid expenses and other assets	13,574,737	15,181,540
Collateralized loan obligations at fair value	237,125,053	193,165,428
Unsecured consumer loans at fair value ($0 and $360,274 as of December 31, 2021 and 2020, respectively, related to consolidated VIE)	3,221,119	13,650,243
Residual interests in securitizations at fair value	1,348,844	6,549,550
Corporate bonds at fair value	8,032,000	—
Deferred leasing costs, net	72,928	103,740
Lease intangibles, net	19,761,306	10,062,716
Right-of-use assets	32,527,309	6,837,065
TOTAL ASSETS	**$ 2,477,573,594**	**$ 2,208,742,541**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 1,890,194,593	$ 1,700,161,254
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	18,071,860	51,613,083
Reverse repurchase facilities, at fair value, net of unamortized debt issuance costs	110,050,000	79,803,125
Senior secured term loans, net of debt issuance costs	577,562,769	681,909,576
Accounts payable and accrued expenses	31,064,827	27,958,840
Security deposits	5,380,629	5,673,366
Due to affiliates	8,944,976	10,006,260
Prepaid rent and other liabilities	7,335,342	6,828,176
Lease liabilities	27,064,199	1,195,084
Total liabilities	2,675,669,195	2,565,148,764
Commitments and contingencies (Note 20)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,275,011 and 3,254,594 issued and outstanding, respectively	3,275	3,255
Additional paid-in-capital	3,199,980	—
Accumulated deficit	(210,120,766)	(359,145,035)
Non-controlling interest	8,711,960	2,625,607
Total deficit	(198,095,601)	(356,406,223)
TOTAL LIABILITIES AND DEFICIT	**$ 2,477,573,594**	**$ 2,208,742,541**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31, 2021	Years Ended December 31, 2020
Income		
Rental income	$ 266,117,122	$ 229,917,675
Interest income	20,323,440	25,133,400
Other income	39,943,881	30,556,979
Total income	326,384,443	285,608,054
Costs and expenses		
Property operating expenses	139,354,810	111,253,434
Management fees	12,480,080	11,157,918
Depreciation and amortization	116,017,305	90,562,171
General and administrative expenses	23,297,791	17,173,547
Total costs and expenses	291,149,986	230,147,070
Other income (expense)		
Interest expense	(205,125,612)	(181,659,493)
Fair value adjustments	8,171,152	(5,466,335)
Gain on sale of real estate assets	360,338,800	48,968,841
Gain on involuntary conversions	655,239	482,941
Gain on litigation settlements	15,151,362	—
Total other income (expense), net	179,190,941	(137,674,046)
Income (Loss) before income tax	214,425,398	(82,213,062)
Income tax expense	(7,219)	(296,416)
Net income (loss)	214,418,179	(82,509,478)
Income attributable to non-controlling interest	(65,378,285)	(13,914,287)
Dividends attributable to preferred shares	(15,625)	(15,625)
Net income (loss) attributable to common shares	$ 149,024,269	$ (96,439,390)

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit)	Non-Controlling Interest	Total (Deficit)
Balance at December 31, 2019	**$ 109,950**	**$ 3,204**	**$ 167,749,370**	**$ (253,972,599)**	**$ (86,110,075)**	**$ 7,112,814**	**$ (78,997,261)**
Issuance of common shares	—	51	6,942,939	—	6,942,990	—	6,942,990
Contribution from non-controlling interest	—	—	—	—	—	9,034,339	9,034,339
Dividends on common shares	—	—	(174,692,309)	(8,733,046)	(183,425,355)	—	(183,425,355)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(27,435,833)	(27,435,833)
Net (loss) income	—	—	—	(96,423,765)	(96,423,765)	13,914,287	(82,509,478)
Balance at December 31, 2020	**109,950**	**3,255**	**—**	**(359,145,035)**	**(359,031,830)**	**2,625,607**	**(356,406,223)**
Issuance of common shares	—	20	3,199,980	—	3,200,000	—	3,200,000
Contribution from non-controlling interest	—	—	—	—	—	25,447,674	25,447,674
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(84,739,606)	(84,739,606)
Net income	—	—	—	149,039,894	149,039,894	65,378,285	214,418,179
Balance at December 31, 2021	**$ 109,950**	**$ 3,275**	**$ 3,199,980**	**$ (210,120,766)**	**$ (206,807,561)**	**$ 8,711,960**	**$ (198,095,601)**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2021	**2020**
Cash Flows from Operating Activities:		
Net income (loss)	$ 214,418,179	$ (82,509,478)
Adjustments to reconcile net income (loss) to net cash used in operating activities:		
Depreciation	91,089,441	81,555,492
Amortization of in-place leases	24,695,720	8,822,050
Amortization of leasing commissions	148,683	314,935
Amortization of other deferred leasing cost	6,519	1,246
Amortization of above market leases	167,540	167,540
Amortization of right-of-use assets	58,085	15,843
Amortization of debt issuance costs and debt discounts and premiums	6,440,459	5,409,345
Amortization of discount on collateralized loan obligations	(1,327,196)	(1,229,210)
Bad debt expense	1,783,961	383,353
Gain on sale of real estate assets	(360,338,800)	(48,968,841)
Gain on involuntary conversions	(655,239)	(482,941)
Loss on early extinguishment of debt	16,969,517	6,680,028
Fair value adjustments of collateralized loan obligations	(5,856,470)	5,425,073
Fair value adjustments of unsecured consumer loans	(1,287,136)	1,009,314
Fair value adjustments of residual interests in securitizations	(188,325)	(968,052)
(Income) loss from accretion on residual interests in securitizations	(1,075,545)	(812,536)
Changes in operating assets and liabilities:		
Accounts receivable	(4,533,389)	(4,441,112)
Interest receivable	59,260	502,235
Due to affiliates, net	(1,158,147)	1,340,195
Prepaid expenses and other assets	1,606,803	(4,534,861)
Accounts payable and accrued expenses	2,745,951	1,408,852
Security deposits and other liabilities	214,429	3,418,333
Deferred leasing costs	(124,390)	(193,437)
Right-of-use assets	(639,885)	17,027
Lease liabilities	593,131	(30,290)
Net cash used in operating activities	**(16,186,844)**	**(27,699,897)**
Cash Flows from Investing Activities:		
Acquisition of real estate assets	(491,780,510)	(153,221,647)
Additions to real estate assets	(49,465,033)	(41,490,127)
Additions to lease intangibles	(34,394,310)	(11,816,555)
Proceeds from disposition of real estate assets	617,744,613	100,408,641
Proceeds from involuntary conversion	4,019,752	4,566,694
Purchases of collateralized loan obligations	(44,332,546)	(68,308,737)
Principal payments received on collateralized loan obligations	7,391,139	—
Decrease in amortized cost of collateralized loan obligations	165,448	—
Principal payments received on unsecured consumer loans	10,392,221	36,517,623
Proceeds from recoveries and sales of charged-off loans	1,324,039	2,423,357
Purchase of corporate bonds	(8,032,000)	—
Principal payments received on securitized residual interests	6,464,576	17,186,385
Decrease in due from Lending Club Corporation	153,177	1,778,854
Decrease in due from Prosper Funding LLC	37,587	102,701
Net cash provided by (used in) investing activities	**19,688,153**	**(111,852,811)**

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31,	
	2021	2020
Cash Flows from Financing Activities:		
Proceeds from mortgages payable	491,035,505	161,920,000
Repayments of mortgages payable	(331,049,878)	(77,032,041)
Proceeds from reverse repurchase facilities	48,969,000	96,050,000
Repayments of reverse repurchase facilities	(18,919,000)	(57,653,000)
Proceeds from senior secured term loan	207,028,800	168,851,010
Repayments of senior secured term loan	(315,481,965)	(222,029,005)
Payment of debt issuance costs	(8,236,102)	(6,123,631)
Payment of debt extinguishment costs	(14,364,152)	(6,225,752)
Proceeds from issuance of common stock	3,200,000	6,942,990
Dividends on preferred shares	(15,625)	(15,625)
Contributions from non-controlling interest	25,447,674	9,034,339
Distributions to non-controlling interests	(84,739,606)	(27,435,833)
Net cash provided by financing activities	**2,874,651**	**46,283,452**
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,375,960	(93,269,256)
Cash, cash equivalents, and restricted cash, beginning of year	78,429,959	171,699,215
Cash, cash equivalents, and restricted cash, end of year	**$ 84,805,919**	**$ 78,429,959**

Supplemental Disclosures		
Cash paid during the year for:		
Interest expense	$ 198,762,427	$ 176,392,247
Income taxes	$ 7,219	$ 292,816
Non-cash investing and financing activities:		
Right-of-use assets acquired from assumption of ground lease	$ 25,275,984	$ —
Mortgage loan assumed by purchaser upon sale of real estate assets	$ 95,317,256	$ —
Accrued additions to real estate assets	$ 1,422,032	$ 1,061,996
Dividends on common shares by increasing borrowings under senior secured term loans	$ —	$ 183,425,355
Mortgage loans assumed upon purchase of real estate assets	$ —	$ 89,709,000

See Notes to Combined Consolidated Financial Statements

1. Organization

References herein to the "Company", "we", "us", or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owned a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC (the "Resort"), an entity that owned a multi-family real estate property. On May 1, 2015, APRC contributed to the Company, ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owned a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer".

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments".

In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, *Business Combinations*, the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. Subsequent to the Merger during 2016, NPRC's combined consolidated balance sheets reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), hold unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, hold unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, hold unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary of ACLL, formed on October

5, 2015, hold unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, hold unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. LendingClub Corporation and Springstone are hereafter collectively referred to as "LendingClub". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.

National General Lending Limited ("NGL"), a subsidiary of the Company, was formed on May 23, 2019 to own various debt tranches in collateralized loan obligations (“CLOs”). NGL holds the CLOs in NGL Subsidiary Ltd. ("NGL Limited"), a wholly owned Cayman Islands limited liability company that was formed August 26, 2019. Operations to buy and sell CLOs commenced on October 30, 2019. In connection with NGL's commencement of operations during 2019, PSEC contributed approximately $12,000,000 in cash and transferred approximately $52,139,000 of CLOs.

2. Significant Accounting Policies

a. *Principles of Reporting and Use of Estimates*

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property’s purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. *Basis of Consolidation and Transfers of Financial Assets*

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheet and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions, a determination must be made as to whether we, as the transferor, have surrendered control over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheet or as a "financing" with the loans and financing reported on our combined consolidated balance sheet. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitizations that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualified as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

Prior to the Company's adoption of Accounting Standards Update ("ASU") 2017-01 in January 2018, the Company recorded the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs were expensed as incurred. Upon adoption of ASU 2017-01, the Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	10 to 50 years
Improvements	3 to 12 years
Furniture, fixtures, and equipment	2 to 17 years

Depreciation expense for the years ended December 31, 2021 and 2020 was $91,089,441 and $81,555,492, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management's evaluation of the specific characteristics of each tenant's lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $24,927,864 and $9,006,679 for years ended December 31, 2021 and 2020, respectively.

d. ***Impairment of Real Estate***

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2021 and 2020, the Company did not record any impairment charges related to real estate assets.

e. ***Assets Held for Sale and Discontinued Operations***

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2021 and 2020.

f. ***Environmental Matters***

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was

responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2021 and 2020, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. Fair Value Measurements

In accordance with ASC Topic 820, *Fair Value Measurement* ("ASC 820"), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets.

h. Fair Value of Financial Instruments

Pursuant to ASC Topic 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, and reverse repurchase facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, (a) unsecured consumer loans charged off, recoveries, and realized gains (losses), and (b) net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, CLOs, corporate bonds, interest rate caps, and reverse repurchase facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. Revenue Recognition

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or re-negotiated leases, for the next five years and thereafter are as follows: $1,045,834 (2022), $1,049,727 (2023), $507,545 (2024), $209,968 (2025), $209,968 (2026), and $716,815 (thereafter).

Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis. For certain investments held by the Company, cash not received for interest may be recorded through a payment-in-kind ("PIK"). Interest income recorded as PIK is recognized as income in the period earned.

Gains and losses on the sale of real estate are recognized pursuant to ASC 610, *Gains and Losses from the Derecognition of Nonfinancial Assets*. Any gain or loss on sale is measured based on the difference between the amount of consideration received and the carrying amount of the sold real estate asset, less costs to sell. For partial sale of real estate resulting in a transfer of control, the Company measures any non-controlling interest retained at fair value, and recognizes a gain or loss on the difference between the fair value and the carrying amount of the real estate assets retained.

j. Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly liquid overnight investment in money market funds. As of December 31, 2021 and 2020, $5,057,364 and $51,079 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represent investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. Restricted Cash

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits.

As of December 31, 2021 and 2020, the Company had cash and cash equivalents of $45,488,636 and $36,240,704, respectively; in addition, the Company had restricted cash of $39,317,283 and $42,189,255 as of December 31, 2021 and 2020, respectively. Total cash and cash equivalents, and restricted cash was $84,805,919 and $78,429,959 as of December 31, 2021 and 2020, respectively.

l. Unsecured Consumer Loans

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 and 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the principal of the unsecured consumer loans on the combined consolidated balance sheets which results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third parties are recorded as received, net of fees.

m. ***Due from Lending Platforms***

LendingClub and Prosper are online marketplace Lending Platforms from which we purchase unsecured consumer loans. The Due from LendingClub Corporation and Due from Prosper Funding LLC amounts presented on the combined consolidated balance sheets represent cash deposited at LendingClub and Prosper, respectively.

n. ***Allowance for Doubtful Accounts***

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts. As of December 31, 2021 and 2020, allowance for bad debt was $4,944,777 and $3,160,817, respectively, and is included as accounts receivable within the combined consolidated balance sheets.

o. ***Asset Management and Management Services***

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. ***Debt Issuance Costs and Unamortized Debt Discounts***

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets.

At December 31, 2021 and 2020, the Company had net debt issuance costs and debt discounts of $23,108,088 and $23,720,916, respectively. Amortization of debt issuance costs and debt discounts of $6,440,459 and $5,409,345 is included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively.

q. ***Non-controlling Interests***

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).

r. ***Income Taxes***

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, *Income Taxes*. Under the liability method, deferred income taxes are recognized for the temporary differences

between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years ended December 31, 2021 and 2020, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

ASC 740, *Income Taxes* ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the combined consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2021 and 2020, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2018.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2021 and 2020, no interest and penalties have been accrued.

s. Concentration of Counterparty Risk and Credit Risk

In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. Servicing, Collection and Upfront Fees

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

u. Collateralized Loan Obligations ("CLOs")

The Company holds investments in CLOs which are subordinated debt interests in syndicated loans managed by third party collateral managers with industry experience. The outstanding investments range in expected maturity from April 2026 to January 2032 and pays interest based on the three-month LIBOR ("3ML") plus 5.45% to 9.45%.

Secondary CLOs purchased from a broker are recorded on the trade date and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt within the first two quarterly payment cycles. The discount to par is amortized over the expected maturity of the CLO debt, which is calculated using estimated cash flows on the date of purchase.

Primary CLOs purchased either from the collateral manager or the broker are recorded on the settled date, to reflect the potential changes, updates or resizing of the position, due to the long-term nature of settlement. The typical settlement time for Depository Trust Company bonds is three days. Amortization of an original issue discount is calculated to expected maturity date, based on projected cash flows at the time of purchase, and recorded over the expected life of the bond.

Gains or losses from the sale or call of CLOs are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Restructured or permanently impaired CLOs are recorded in the period of measurement and recorded on the combined consolidated statements of operations as a realized gain or loss and amortized to expected maturity based on the available cash flows at the time of measurement. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

v. Corporate bonds

The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

w. ***Interest rate caps***

In order to manage the risks associated with the variable rate financing of the mortgage, the Company entered into various interest rate cap agreements during 2021. The cap agreements have initial notional values equal to the original loan amount of the related mortgages.

Derivative instruments not meeting the criteria for hedge accounting are recorded at fair value on the balance sheet with any change in fair value reflected in the statement of operations in the period of change. The fair value of the interest rate caps as of December 31, 2021 was $3,311,090. For the year ended December 31, 2021, there was no unrealized gain or loss recorded for the fair value of the interest rate caps.

x. ***Reclassifications***

Certain amounts in the 2020 combined consolidated financial statements have been reclassified to conform to the 2021 presentation.

3. Recent Real Estate Transactions

Acquisition of Real Estate Assets Held for Investment

During 2021 and 2020, the Company acquired the following properties:

- On December 30, 2021, the Company, together with a joint venture partner, acquired West Vue, a multi-family property located in Orlando, FL for an aggregate purchase price of $97,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $73,000,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,255,556.
- On November 30, 2021, the Company, together with a joint venture partner, acquired Elliot Norcross, a multi-family property located in Norcross, GA for an aggregate purchase price of $128,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $98,800,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,530,000.
- On June 28, 2021, the Company, together with a joint venture partner, acquired Crosswinds, a multi-family property located in Pearl, MS for an aggregate purchase price of $41,400,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $33,825,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,676,334.
- On June 28, 2021, the Company, together with a joint venture partner, acquired Reflection Pointe, a multi-family property located in Flowood, MS for an aggregate purchase price of $45,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $31,050,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,906,888.
- On June 28, 2021, the Company, together with a joint venture partner, acquired Lakeshore Landing, a multi-family property located in Ridgeland, MS for an aggregate purchase price of $22,600,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $16,950,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,618,561.
- On June 28, 2021, the Company, together with a joint venture partner, acquired Pear Orchard, a multi-family property located in Ridgeland, MS for an aggregate purchase price of $50,900,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $38,175,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,298,216.
- On March 12, 2021, the Company, together with a joint venture partner, acquired The Edge at Clear Lake, a multi-family property located in Webster, TX for an aggregate purchase price of $34,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of

$25,496,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,879,205.

- On February 26, 2021, the Company, together with a joint venture partner, acquired The Willows Apartments, a multi-family property located in Spartanburg, SC for an aggregate purchase price of $23,255,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $19,000,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $255,396.
- On February 26, 2021, the Company, together with a joint venture partner, acquired The Laurel Apartments, a multi-family property located in Spartanburg, SC for an aggregate purchase price of $57,005,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $42,025,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $784,850.
- On January 27, 2021, the Company acquired Chimneys of Greenville, a multi-family property located in Taylors, SC for an aggregate purchase price of $18,762,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $14,075,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On December 14, 2020, the Company acquired The Dylan at Grayson, a multi-family property located in Grayson, GA for an aggregate purchase price of $47,860,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $35,895,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On December 14, 2020, the Company acquired The Dylan at Fairburn, a multi-family property located in Fairburn, GA for an aggregate purchase price of $52,140,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $39,105,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On November 19, 2020, the Company, together with a joint venture partner, acquired Valora at Homewood, a multi-family property located in Homewood, AL for an aggregate purchase price of $81,250,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company assumed bank financing of $63,844,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,516,536.
- On November 10, 2020, the Company, together with a joint venture partner, acquired Palmetto Creek, a multi-family property located in North Charleston, SC for an aggregate purchase price of $33,182,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company assumed bank financing of $25,865,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,081,667.
- On November 2, 2020, the Company, together with a joint venture partner, acquired Hampton on Jupiter, a multi-family property located in Dallas, TX for an aggregate purchase price of $36,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $27,590,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,733,433.

The below listed 2021 and 2020 acquisitions have been accounted for as asset acquisitions. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2021 and 2020 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles	Total Purchase Price
2020 Acquisitions:						
The Hampton on Jupiter	$ 4,287,755	$ 29,588,627	$ 550,245	$ 153,653	$ 2,256,003	$ 36,836,283
Palmetto Creek	3,593,102	27,429,034	637,650	641,697	1,657,888	33,959,371
Valora at Homewood	9,917,247	65,266,479	1,517,115	1,942,722	4,058,537	82,702,100
Dylan at Fairburn	3,540,629	45,412,853	1,119,686	764,614	1,939,780	52,777,562
Dylan at Grayson	4,223,929	40,776,767	910,241	656,601	1,904,348	48,471,886
Total 2020:	**$ 25,562,662**	**$ 208,473,760**	**$ 4,734,937**	**$ 4,159,287**	**$ 11,816,556**	**$ 254,747,202**
2021 Acquisitions:						
Chimneys of Greenville	$ 1,936,290	$ 15,592,225	$ 340,242	$ 174,266	$ 1,036,424	$ 19,079,447
The Laurel Apartments	2,354,507	49,394,544	1,943,720	909,741	2,726,218	57,328,730
The Willows Apartments	1,032,581	19,942,980	931,347	314,836	1,255,294	23,477,038
The Edge at Clear Lake	2,226,104	29,274,788	691,210	704,424	1,702,613	34,599,139
Pear Orchard	4,640,967	42,831,836	1,584,471	242,271	2,465,642	51,765,187
Lakeshore Landing	2,129,945	18,899,508	699,982	119,997	1,145,969	22,995,401
Reflection Pointe	4,275,522	34,346,013	1,347,499	183,382	1,953,365	42,105,781
Crosswinds	3,767,644	38,279,260	1,255,882	221,035	2,344,981	45,868,802
Elliot Norcross	14,597,360	105,690,697	2,709,752	1,450,392	5,373,821	129,822,022
West Vue	—	81,507,503	1,950,869	1,284,918	14,399,659	99,142,949
Total 2021:	**$ 36,960,920**	**$ 435,759,354**	**$ 13,454,974**	**$ 5,605,262**	**$ 34,403,986**	**$ 526,184,496**

The weighted average amortization period of acquired in-place leases was approximately 6 months for each of the years ended December 31, 2021 and 2020, respectively.

Summarized information regarding properties sold during the years ended December 31, 2021 and 2020, is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2020 Dispositions:				
Michigan Portfolio	1/9/2020	Self-Storage	$ 102,000,000	$ 48,968,842
Total 2020:			**$ 102,000,000**	**$ 48,968,842**
2021 Dispositions:				
Union Place	1/29/2021	Multi-family	$ 77,300,000	$ 18,966,200
Canterbury	10/13/2021	Multi-family	171,800,000	113,313,696
Forest Park	10/19/2021	Multi-family	107,300,000	53,499,660
Gulf Coast	12/1/2021	Multi-family	265,330,000	174,559,244
Total 2021:			**$ 621,730,000**	**$ 360,338,800**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 67% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2021 and 2020:

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2021	2020
Filet of Chicken	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 4,225,493	$ 4,386,003

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2021	2020
Arlington Park	5/8/2013	93.3%	Multi-Family	Marietta, GA	8,387,519	8,482,555
Cordova Regency	11/15/2013	99.3%	Multi-Family	Pensacola, FL	—	11,607,763
Crestview at Oakleigh	11/15/2013	99.3%	Multi-Family	Pensacola, FL	—	14,560,256
Inverness Lakes	11/15/2013	99.3%	Multi-Family	Mobile, AL	—	24,561,551
Kings Mill	11/15/2013	99.3%	Multi-Family	Pensacola, FL	—	17,110,353
Plantations at Pine Lake	11/15/2013	99.3%	Multi-Family	Tallahassee, FL	—	15,140,260
Verandas at Rocky Ridge	11/15/2013	99.3%	Multi-Family	Vestavia Hills, AL	12,790,100	13,127,336
Crestview at Cordova	1/17/2014	99.3%	Multi-Family	Pensacola, FL	—	6,771,657
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,133,714	1,186,792
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	916,862	961,157
Canterbury	9/29/2014	92.5%	Multi-Family	Fort Wayne, IN	—	60,084,458
Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	10,318,581	10,580,432
Brooksedge	9/30/2014	79.1%	Multi-Family	Reynoldsburg, OH	9,873,596	10,291,495
Reserve at Abbie Lakes	9/30/2014	79.1%	Multi-Family	Canal Winchester, OH	23,366,142	24,060,629
Lake's Edge	9/30/2014	79.1%	Multi-Family	Pickerington, OH	10,132,352	10,629,442
Sunbury Ridge	9/30/2014	79.1%	Multi-Family	Columbus OH	11,872,598	12,293,787
Stonebridge	9/30/2014	79.1%	Multi-Family	Blacklick, OH	17,017,050	17,748,750
Jefferson Chase	9/30/2014	79.1%	Multi-Family	Blacklick, OH	10,673,209	11,043,637
Lake Ridge	10/29/2014	79.1%	Multi-Family	Hilliard, OH	5,882,478	6,109,988
Orchard Village	11/5/2015	80.0%	Multi-Family	Aurora, IL	29,524,559	31,041,829
Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	43,325,815	44,525,260
Hawks Ridge	9/28/2016	67.0%	Student Housing	Iowa City, IA	26,760,642	27,612,609
Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	11,114,729	11,516,799
Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	14,544,927	15,001,470
District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	30,722,119	33,098,380
West 22	9/28/2016	67.0%	Student Housing	Kennesaw, GA	46,630,704	47,803,732
Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	6,172,263	6,423,045
University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	17,338,300	18,206,447
Union Place	12/7/2016	85.0%	Multi-Family	Franklin, MA	—	57,874,840
Seasons	1/30/2017	92.5%	Multi-Family	Laurel, MD	167,281,000	170,042,941
Villages of Baymeadows	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	84,280,919	87,374,021
Casa del Mar	10/31/2017	92.5%	Multi-Family	Jacksonville, FL	13,772,317	14,400,605
Silver Oaks	11/8/2017	92.5%	Multi-Family	Southfield, MI	14,069,596	14,791,833
Sutton Place	11/8/2017	92.5%	Multi-Family	Southfield, MI	45,993,359	48,354,837
Steeplechase	1/9/2018	92.5%	Multi-Family	Largo, MD	41,345,174	41,973,049
Laurel Pointe	5/9/2018	69.2%	Multi-Family	Forest Park, GA	—	30,577,636
Bradford Ridge	5/9/2018	69.2%	Multi-Family	Forest Park, GA	—	11,579,269
Ashwood Ridge	9/21/2018	69.2%	Multi-Family	Jonesboro, GA	—	9,561,507
Olentangy Commons	6/1/2018	92.5%	Multi-Family	Columbus, OH	105,579,130	108,788,765
Villages of Wildwood	7/20/2018	92.5%	Multi-Family	Fairfield, OH	45,338,690	45,773,307
Falling Creek	8/8/2018	90.0%	Multi-Family	Richmond, VA	22,508,966	23,259,550
Crown Pointe	8/30/2018	80.0%	Multi-Family	Danbury, CT	98,544,334	101,444,072
Lorring Park	10/30/2018	80.0%	Multi-Family	Forestville, MD	57,891,108	59,100,268
Hamptons	1/9/2019	92.5%	Multi-Family	Beachwood, OH	80,273,436	83,887,017
The Isle	6/28/2019	92.5%	Multi-Family	Orlando, FL	24,850,216	25,434,864
Druid Hills	7/30/2019	96.3%	Multi-Family	Atlanta, GA	77,842,281	79,201,082
Parcstone	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	41,169,242	41,664,514
Stone Ridge	10/15/2019	88.0%	Multi-Family	Fayetteville, NC	20,524,688	20,791,808
Sterling Place	10/28/2019	92.5%	Multi-Family	Columbus, OH	39,683,098	39,807,337
Hampton on Jupiter	11/2/2020	80.0%	Multi-Family	Dallas, TX	35,507,104	34,496,697
Palmetto Creek	11/10/2020	90.0%	Multi-Family	North Charleston, SC	31,452,060	32,146,540
Valora at Homewood	11/19/2020	90.0%	Multi-Family	Homewood, AL	75,645,779	76,100,560
The Dylan at Fairburn	12/14/2020	100.0%	Multi-Family	Fairburn, GA	49,618,896	50,741,806
The Dylan at Grayson	12/14/2020	100.0%	Multi-Family	Grayson, GA	45,437,812	46,472,953
Chimneys of Greenville	1/27/2021	100.0%	Multi-Family	Taylors, SC	17,900,909	—
The Laurel Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	54,612,779	—

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2021	2020
The Willows Apartments	2/26/2021	96.3%	Multi-Family	Spartanburg, SC	21,629,286	—
The Edge at Clear Lake	3/12/2021	80.0%	Multi-Family	Webster, TX	33,721,152	—
Pear Orchard	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	48,779,012	—
Lakeshore Landing	6/28/2021	80.0%	Multi-Family	Ridgeland, MS	21,616,956	—
Reflection Pointe	6/28/2021	80.0%	Multi-Family	Flowood, MS	39,777,295	—
Crosswinds	6/28/2021	80.0%	Multi-Family	Pearl, MS	42,985,832	—
Elliot Norcross	11/30/2021	90.0%	Multi-Family	Norcross, GA	124,255,893	—
West Vue	12/30/2021	90.0%	Multi-Family	Orlando, FL	84,743,290	—
Total net real estate assets					**$ 2,061,355,361**	**$ 1,871,609,550**

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2021			As of December 31, 2020		
	Lease Intangibles	**Accumulated Amortization**	**Lease Intangibles, net**	**Lease Intangibles**	**Accumulated Amortization**	**Lease Intangibles, net**
In-place leases	$ 95,857,545	$ (86,403,445)	$ 9,454,100	$ 77,064,005	$ (67,527,601)	$ 9,536,404
Above-market leases	9,825,842	—	9,825,842	—	—	—
Below-market leases	—	—	—	—	—	—
Tenant relationships	239,208	(58,997)	180,211	239,208	(52,562)	186,646
Deferred leasing costs	635,325	(334,172)	301,153	635,325	(295,659)	339,666
Total	**$ 106,557,920**	**$ (86,796,614)**	**$ 19,761,306**	**$ 77,938,538**	**$ (67,875,822)**	**$ 10,062,716**

Future amortization expense for the Company's lease intangibles is as follows: $18,973,529 (2022), $95,686 (2023), $95,686 (2024), $95,686 (2025), $95,686 (2026), and $405,033 (thereafter).

6. Real Estate Assets Held for Sale

As of December 31, 2021, the real estate assets held by Veranda at Rocky Ridge met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on October 1, 2021. The sale closed on February 1, 2022, resulting in the recognition of a gain in the amount of $20,956,684.

As of December 31, 2020, the real estate assets held by Union Place met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on December 18, 2020. The sale closed on January 29, 2021, resulting in the recognition of a gain in the amount of $18,968,856.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2021	December 31, 2020
Land	$ 1,485,596	$ 3,108,996
Building and improvements	15,438,471	58,910,229
Furniture, fixtures, and equipment	2,105,271	3,048,136
Less: accumulated depreciation	(6,238,749)	(7,192,520)
Total net real estate assets held for sale	**$ 12,790,589**	**$ 57,874,841**

7. Involuntary Conversions

During 2021, the Company wrote off real estate assets from fire and storm damages. As of December 31, 2021, proceeds of $4,019,752 were received. For the year ended December 31, 2021, a gain from involuntary conversion of $655,239 was recorded in relation to the assessed outcome of the damages and is included as gain on involuntary conversions on the combined consolidated statements of operations.

During 2020, the Company wrote off real estate assets from fire, flood, and storm damages. As of December 31, 2020, proceeds of $4,566,694 were received. For the year ended December 31, 2020, a gain from involuntary conversion of $482,941 was recorded in relation to the assessed outcome of the damages and is included as gain on involuntary conversions on the combined consolidated statements of operations.

8. Unsecured Consumer Loans

The Company purchased $0 and $0 of aggregate principal in unsecured consumer loans from LendingClub and NBT during the years ended December 31, 2021 and 2020, respectively.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP1 ("LCIT 2016-NP1") with a fair value of $5,665,256 representing a 59.32% interest in LCIT 2016-NP1. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP2 ("LCIT 2016-NP2") with a fair value of $10,458,276 representing a 72.60% interest in LCIT 2016-NP2. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, the Company does not consolidate the Club 2017 Securitization trust associated with this securitization.

On March 21, 2018, the Company sold 28,474 of unsecured consumer loans (with a cost of $200,001,980 and accrued interest of $2,261,777) previously purchased from LendingClub to Consumer Loan Underlying Bond (CLUB) Depositor, LLC ("Club 2018-NP-1") for proceeds of $166,701,211 net of related transaction expenses, and a trust certificate with a fair value of $32,965,958 representing a 56.36% interest in the Club 2018-NP1. On the date of sale, the Company reversed the unrealized loss of $(334,812) and the accrued interest of $(2,261,777), recording realized losses of $(334,812). The Company acquired an additional residual interest in the securitization for $928,822, increasing the total interest in the Club 2018-NP1 to 57.95%.

The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2021, the portfolio consisted of 841 loans having an average outstanding principal balance of $3,905 and a maximum balance of $50,000 at the time of origination. As of December 31, 2021, the unsecured consumer loans were issued with stated interest rates ranging from 6.0% to 36.0% with a weighted average interest rate of 20.0% based on outstanding principal of the unsecured consumer loans. As of December 31, 2020, the portfolio consisted of 4,990 loans having an average outstanding principal balance of $2,838 and maximum balance of $50,000 at the time of origination. As of December 31, 2020, the unsecured consumer loans were issued with stated interest rates ranging from 6.0% to 36.0% with a weighted average interest rate of 21.5% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime,"

and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2021:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 738,479	$ 722,898	7.0% - 20.5%	12.3%
Prime	1,317,461	1,242,844	6.0% - 25.0%	18.0%
Near Prime	1,228,172	1,255,377	6.0% - 36.0%	26.7%
Total Loans	**$ 3,284,112**	**$ 3,221,119**		**20.0%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2020:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 2,222,738	$ 2,137,788	6.0% - 24.1%	12.5%
Prime	5,101,008	4,846,434	6.0% - 32.0%	18.1%
Near Prime	6,840,005	6,666,021	6.0% - 36.0%	26.9%
Total Loans	**$ 14,163,751**	**$ 13,650,243**		**21.5%**

** Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2021			December 31, 2020		
Delinquency Status	**Outstanding Principal**	**Fair Value**	**% of Total**	**Outstanding Principal**	**Fair Value**	**% of Total**
Current	$ 3,062,038	$ 3,107,025	93.24 %	$ 13,331,896	$ 13,240,923	94.13 %
1 - 30 days	95,595	75,454	2.91 %	329,461	256,013	2.33 %
31 - 60 days	51,460	28,052	1.57 %	151,450	83,419	1.07 %
61 - 90 days	19,046	4,099	0.58 %	175,258	50,730	1.24 %
91 - 120 days	55,973	6,489	1.70 %	175,686	19,158	1.24 %
Total Loans	**$ 3,284,112**	**$ 3,221,119**	**100.00 %**	**$ 14,163,751**	**$ 13,650,243**	**100.00 %**

9. Collateralized Loan Obligations

The CLO investments held by the Company's wholly owned subsidiary are subordinated debt interests in broadly syndicated loans managed by established collateral management teams with many years of experience in the industry.

The credit risk of a CLO is dependent on the underlying assets within the portfolio. For "traditional" CLOs, the collateral pool primarily consists of first lien, senior secured broadly syndicated bank loans (usually at least 90% of the total portfolio), and it may include a pre-determined allowable portion of other asset types such as second lien bank loans (which are highly leveraged) and unsecured debt, as well as middle market loans.

Some CLOs consist predominantly of middle market loans as the underlying collateral. The average rating of the underlying collateral is typically single-B, and the leveraged bank loans are typically floating rate, based on LIBOR.

The securities held at NGL are B or BB rated mezzanine debt that pay a quarterly interest coupon, based on the notional balance held and a fixed spread plus LIBOR, which resets after each payment. The principal is returned through the CLO waterfall at the earlier of the call date or expected maturity. As of December 31, 2021, based on outstanding notional balance, 19.6% of the portfolio was invested in single-B rated tranches and 80.4% of the portfolio in BB rated tranches with a fixed spread plus LIBOR at the most recent reset date.

As of December 31, 2021, the outstanding investment of CLOs comprised of 43 investments with a fair value of $237,125,053 and a face value of approximately $246,306,660. The average outstanding note is approximately $5,728,000 with a stated maturity date ranging from April 2026 to January 2032 and a weighted average stated

maturity of 5.0 years as of December 31, 2021. Coupons range from three-month LIBOR ("3ML") plus 5.45% to 9.45% with a weighted average coupon of 3ML + 7.16%.

As of December 31, 2020, the outstanding investment of CLOs comprised of 34 investments with a fair value of $193,165,428 and a face value of approximately $208,342,000. The average outstanding note is approximately $6,128,000 with a stated maturity date ranging from April 2026 to April 2029 and a weighted average stated maturity of 7.0 years as of December 31, 2020. Coupons range from three-month LIBOR ("3ML") plus 5.45% to 9.45% with a weighted average coupon of 3ML + 7.16%.

The Company purchased $44,332,546 and $68,308,737, respectively, of aggregate principal of CLOs from various third party brokers during the year ended December 31, 2021 and 2020, respectively, which are held by the Bank of New York Mellon as custodian.

10. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Unsecured Consumer Loans, Residual Interests in Securitizations, and Repurchase Agreements

Most of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2021 and 2020. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2021 and 2020. Transfers between levels, should they occur, will be recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans, residual interests in securitizations, and repurchase agreements do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. Repurchase agreements are collateralized with the security portfolio. As the carrying value of the repurchase agreement approximates fair value, there were no unobservable inputs that have been internally developed by the Company as of December 31, 2021. See Notes 8 and 11 for details of the unsecured consumer loans.

Collateralized loan obligations, Corporate Bonds, and Interest Rate Caps

NGL qualifies as an investment company pursuant to ASC Topic 946, *Financial Services-Investment Companies*. Accordingly, the underlying CLO investments and repurchase agreements are carried at fair value and were retained in consolidation by the Company.

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

On a recurring basis, the Company measures its interest rate cap at its estimated fair value. In determining the fair value of the Company's derivative, the Company uses the present value of expected cash flows based on market observable interest rate yield curve commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that as of December 31, 2021, the impact of the credit valuation adjustments were

not significant to the overall valuation of the derivatives. As a result, the fair value of the derivative is considered to be based primarily on Level 2 inputs.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, interest rate caps, corporate bonds, and repurchase agreements, disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2021.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 3,221,119	$ 3,221,119
Residual interests in securitizations	—	—	1,348,844	1,348,844
Collateralized loan obligations	—	237,125,053	—	237,125,053
Corporate bonds	—	8,032,000	—	8,032,000
Interest rate cap	—	3,311,090	—	3,311,090
Total investments at fair value	**$ —**	**$ 248,468,143**	**$ 4,569,963**	**$ 253,038,106**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 110,050,000	$ 110,050,000
Total liabilities at fair value	**$ —**	**$ —**	**$ 110,050,000**	**$ 110,050,000**

For the year ended December 31, 2021, the Company had charge-offs of $471,989 and recoveries of $1,275,919 to Level 3 unsecured consumer loans. Also, the Company borrowed $48,969,000 and repaid $18,919,000 relating to repurchase agreements during 2021.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, CLOs, and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2020.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	13,650,243	$ 13,650,243
Residual interests in securitizations	—	—	6,549,550	$ 6,549,550
Collateralized loan obligations	—	193,165,428	—	193,165,428
Total investments at fair value	**$ —**	**$ 193,165,428**	**$ 20,199,793**	**$ 213,365,221**
Liabilities				
Reverse repurchase facilities	$ —	$ —	$ 80,000,000	$ 80,000,000
Total liabilities at fair value	**$ —**	**$ —**	**$ 80,000,000**	**$ 80,000,000**

For the year ended December 31, 2020, the Company had charge-offs of $6,263,264 and recoveries of $2,429,948 to Level 3 unsecured consumer loans. In addition, the Company borrowed $96,050,000 and repaid $57,653,000 relating to repurchase agreements during 2020.

Refer to Note 8 for details of the unsecured consumer loans.

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2021 and 2020 were as follows:

December 31, 2021

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 3,221,119	Discounted cash flow	Loss-adjusted discounted rate	4.85% - 8.25%	7.49%
			Projected prepay rate	0.00% - 4.28%	0.05%
			Projected loss rate	0.00% - 1.95%	0.03%
			Recovery rate	7.50% - 11.00%	9.15%
Residual interests in securitizations	$ 1,348,844	Discounted cash flow	Forecasted prepay % of current balance	6.28% - 13.07%	12.56%
			Forecasted default % of current balance	5.52% - 11.41%	10.97%
			Severity	89.00% - 89.00%	89.00%
			Discount rate	7.00% - 7.00%	7.00%
Reverse repurchase facilities	$ 110,050,000	Cost, which approximates fair value	—	—	—

December 31, 2020

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 13,650,243	Discounted cash flow	Loss-adjusted discounted rate	11.31%	5.00% - 18.57%
			Projected prepay rate	0.21%	0.00% - 9.25%
			Projected loss rate	0.12%	0.00% - 3.88%
			Recovery rate	9.61%	7.50% - 11.00%
Residual interests in securitizations	$ 6,549,550	Discounted cash flow	Forecasted prepay % of current balance	17.64%	15.22% - 18.20%
			Forecasted default % of current balance	14.10%	10.06% - 15.03%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	12.50%	12.50% - 12.50%
Reverse repurchase facilities	$ 80,000,000	Cost, which approximates fair value	—	—	—

11. Securitization Special Purpose Entities

Special Purpose Entities ("SPEs") are entities designed to fulfill a specific limited need which are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an unsecuritized basis. Securitization involving transfer or sale of assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through issuance of debt or equity are generally considered a VIE. The investors holding a variable interest usually have recourse only to those assets sold or pledged to the SPE though may benefit from various forms of credit enhancement, such as over-collateralization, priority with respect to receipt of cash flows or subordination of mezzanine debt.

In determining the accounting treatment to be applied to securitization transactions, we conclude whether we have a VIE, and if so, whether we have control and therefore consolidate under GAAP.

Variable Interests in Securitizations

The Company retained variable interests including debt and equity that arose from securitization activities. We determine whether we are the primary beneficiary of a VIE upon our initial involvement based upon the facts and circumstances for each VIE which requires significant judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's

purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over a VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of being considered the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of, or a right to receive benefits from, the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires significant judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Through December 31, 2021, we held one securitization transaction determined to be the primary beneficiary of the associated VIE: MH 2016-LC1 created in 2016 with a total initial principal balance of $314,135,226. The assets of the securitized vehicle deemed a VIE consist of unsecured consumer loans, which are available for the benefit of the vehicle's sole beneficial interest holders and have a remaining principal balance of $0 and $360,274 as December 31, 2021 and 2020, respectively.

The debt holders of MH 2016-LC1 (Class A, B and C) have been fully satisfied as of December 31, 2021 with no additional financial support required and no future principal debt payments due.

The table below reflects the assets and liabilities recorded in our consolidated balance sheet related to our consolidated VIEs as of the dates presented. The assets and liabilities in the tables below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation. As of December 31, 2021 and 2020, the Company held all the equity interests of the VIE.

	December 31, 2021	December 31, 2020
Restricted cash and cash equivalents	$ —	$ —
Unsecured consumer loans at fair value	—	360,274
Due from LendingClub Corporation	—	6,489
Interest receivable	—	4,200
TOTAL ASSETS	**$ —**	**$ 370,963**
Debt (net of debt issuance costs) related to consolidated VIE	$ —	$ —
Accrued expenses	—	—
Interest payable	—	—
Servicing fee payable	—	—
TOTAL LIABILITIES	**$ —**	**$ —**

The following table reflects the income and expense amounts recorded in our consolidated statements of operations related to our consolidated VIE for the periods presented:

	For the Years Ended	
	December 31, 2021	December 31, 2020
Interest income	$ 22,747	$ 300,623
Other income	39	3,085
Fair value adjustments	6,910	(23,735)
Total net revenues	**29,696**	**279,973**
Interest and credit facility expenses	—	—
Servicing, collection and upfront fees	55,020	97,912
Net income (loss)	**$ (25,324)**	**$ 182,061**

Residual Interests in Securitization

In securitizations structured as a sale, in which the Company is not considered a primary beneficiary, we have sold pools of loans to trusts in exchange for cash and certificates evidencing residual ownership interests in the trusts and that the transactions were accounted for as sales under GAAP.

Our maximum exposure to loss related to the Company's residual interests in the Club 2018 securitization and the Club 2017 securitization is calculated as the maximum potential charge that we would recognize in earnings if that investment were to become worthless.

The following table presents the carrying amounts and classification of the assets and liabilities recorded on our combined consolidated balance sheets related to our variable interests in unconsolidated VIEs and the associated maximum exposure to loss.

	December 31, 2021	December 31, 2020
Residual Interests in LCIT 2016-NP1, at Fair Value	$ —	$ 38,996
Residual Interests in LCIT 2016-NP1, at Amortized Cost	$ —	$ 70,396
Residual Interests in LCIT 2016-NP2, at Fair Value	$ —	$ 192,532
Residual Interests in LCIT 2016-NP2, at Amortized Cost	$ —	$ 318,609
Residual Interests in Club 2018-NP-1, at Fair Value	$ 1,247,707	$ 5,136,938
Residual Interests in Club 2018-NP-1, at Amortized Cost	$ 1,039,341	$ 4,996,770
Residual Interests in Club 2017-NP-1, at Fair Value	$ 101,137	$ 1,181,084
Residual Interests in Club 2017-NP-1, at Amortized Cost	$ 93,582	$ 1,136,179

12. Corporate Bonds

The Company holds corporate bonds comprised of investment grade and high yield corporate bonds including performing credit strategies focused on income-oriented, senior loan and bond investment strategies targeting U.S. issuers.

The outstanding maturity is November 2026 including a bi-annual fixed interest coupon of 7.00%. Relevant details for the corporate bonds as of December 31, 2021 are as follows:

December 31, 2021						
Purchase Date	Security	Face Value (Par)	Price	Net Purchase Price	Maturity	Coupon
12/7/2021	WRLD	$ 3,000,000	99.75	$ 2,992,500	11/1/2026	7.00%
12/16/2021	WRLD	$ 5,000,000	100.00	$ 5,000,000	11/1/2026	7.00%

Secondary corporate bonds purchased from a broker are recorded on a trade date basis and are recorded as the settlement value of cash, plus purchased accrued interest. Purchased accrued interest is treated as a return of capital upon receipt of coupon. The discount to par is amortized over the stated maturity of the corporate bond and recognized as part of interest income on the combined consolidated statements of operations. The typical settlement time for Depository Trust Company bonds is three days. Gains or losses from the sale or call of Corporate Bonds are recorded as a realized gain or loss on the combined consolidated statements of operations and recognized on the date of sale or call. Unrealized gains or losses are recorded on the combined consolidated statements of operations and recognized on each valuation date.

13. Reverse Repurchase Facilities

On October 30, 2019, NGL entered into a Master Repurchase Agreement (the "Repo Agreement") with Nomura Securities International, Inc. ("Nomura") to provide a borrowing facility ("Repo") from which NGL could pledge securities as collateral and borrow up to $105,000,000 under agreed upon terms. Under the terms of the Repo Agreement, NGL received cash up to 75% of the market value of securities with an interest charge of a minimum of 1.80% plus LIBOR, calculated as T-2 days for the reference rate. For the year ending December 31, 2020, the Company paid $2,193,338 of interest to Nomura. The term of the Repo is two years from commencement date subject to eight rolling three-month periods where upon each reset date, the entire Repo is closed and reopened, and borrowed interest is due to Nomura. Securities in the Repo can be purchased back at any time, subject to maintaining the agreed upon minimum draw on the Repo: 60% drawn during the ramp up period, as defined in the Repo Agreement, ending January 31, 2020, (subsequently extended to March 15, 2020 in the January 15, 2020 amended and restated Repo Agreement), and 90% drawn subsequent to the end of the ramp up period. Should the value of the securities drop to an LTV greater than 77.5%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 70%. There was $0 of additional cash and securities pledged as collateral as of December 31, 2020.

On August 5, 2020, NGL agreed to the amended and restated Repo Agreement lowering the maximum borrowing under the agreement to $80,000,000, lowering the minimum LTV from 60% to 50% and reducing the deleveraging requirement from 77.5% to 60% including a drop in combined LTV from 70% to 50%. Under the terms of the amended and restated Repo Agreement, NGL continues to receive cash up to 60% of the market value of securities with an interest charge of a minimum of 3.00%. The interest rate at December 31, 2021 was 3.00%. For the year ending December 31, 2021, the Company paid $3,335,130 of interest to Nomura. Should the value of the securities drop to an LTV greater than 50%, NGL Limited must contribute cash or securities to Nomura's collateral account until the combined value is below 60%. There was $0 of additional cash and securities pledged as collateral as of December 31, 2021.

The following table presents a summary of our repurchase agreement borrowings and interest as of December 31, 2021 and 2020:

Master Repurchase Agreement	December 31, 2021	December 31, 2020
Beginning Balance	$ 79,803,125	$ 41,603,000
Principal Borrowed	48,969,000	96,050,000
Principal Paid	(18,919,000)	(57,653,000)
Amortization of debt issuance cost	196,875	—
Total Outstanding Principal	**110,050,000**	**80,000,000**
Less: unamortized debt issuance cost	—	(196,875)
Total Outstanding Principal, net of unamortized debt issuance cost	**$ 110,050,000**	**$ 79,803,125**

14. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2021 and 2020:

Mortgage Note	Interest Rate (6)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2021	Outstanding Principal 12/31/2020
Cordova Regency - Loan 1 (1)	4.55%	12/1/2023	Amortizing	$ —	$ 8,743,517
Cordova Regency - Loan 2 (1)	4.61%	12/1/2023	Amortizing	—	2,276,322
Crestview at Oakleigh - Loan 1 (1)	4.55%	12/1/2023	Amortizing	—	11,128,465
Crestview at Oakleigh - Loan 2 (1)	4.61%	12/1/2023	Amortizing	—	2,284,075
Inverness Lakes - Loan 1 (1)	4.55%	12/1/2023	Amortizing	—	18,792,847
Inverness Lakes - Loan 2 (1)	4.61%	12/1/2023	Amortizing	—	5,136,019
Kings Mill - Loan 1 (1)	4.55%	12/1/2023	Amortizing	—	13,195,678
Kings Mill - Loan 2 (1)	4.61%	12/1/2023	Amortizing	—	3,806,468
Plantations at Pine Lake - Loan 1 (1)	4.55%	12/1/2023	Amortizing	—	11,447,169
Plantations at Pine Lake - Loan 2 (1)	4.61%	12/1/2023	Amortizing	—	2,204,612
Verandas at Rocky Ridge (2)	2.71%	2/1/2031	Amortizing	18,410,000	9,885,619

Mortgage Note	Interest Rate [6]	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2021	Outstanding Principal 12/31/2020
Canterbury Green - Loan 1 [3]	4.21%	10/1/2024	Amortizing	—	64,571,319
Canterbury Green - Loan 2 [3]	5.13%	10/1/2024	Amortizing	—	7,885,054
Abbie Lakes	4.20%	10/1/2024	Amortizing	10,060,723	10,240,780
Brooksedge	4.20%	10/1/2024	Amortizing	10,600,379	10,790,094
Reserve at Abbie Lakes	4.20%	10/1/2024	Amortizing	19,410,258	19,757,643
Lakes Edge	4.20%	10/1/2024	Amortizing	9,713,802	9,887,650
Sunbury Ridge	4.20%	10/1/2024	Amortizing	10,099,270	10,280,017
Stonebridge	4.20%	10/1/2024	Amortizing	14,917,624	15,184,605
Jefferson Chase	4.20%	10/1/2024	Amortizing	11,795,331	12,006,432
Lake Ridge	4.11%	11/1/2024	Amortizing	7,754,390	7,894,829
Orchard Village	4.43%	12/1/2025	Amortizing	25,603,331	26,037,795
Sterling Crimson - Loan 1	4.20%	10/1/2026	Amortizing	41,139,939	41,250,000
Hawk's Ridge	4.20%	10/1/2026	Amortizing	24,758,764	24,825,000
Islander Village	4.20%	10/1/2026	Amortizing	10,771,184	10,800,000
Campus Quarters	4.20%	10/1/2026	Amortizing	14,137,179	14,175,000
District on Luther	4.20%	10/1/2026	Amortizing	31,972,465	32,058,000
West 22 - Loan 1	4.20%	10/1/2026	Amortizing	44,607,662	44,727,000
Legacy	4.77%	1/1/2029	Interest Only	7,480,000	7,480,000
Union Place [4]	4.39%	1/1/2029	Interest Only	—	51,800,000
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	153,580,000
Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	2,545,879	2,579,108
Brooksedge - Loan 2	5.82%	10/1/2024	Amortizing	2,435,866	2,467,659
Reserve at Abbie Lakes - Loan 2	5.82%	10/1/2024	Amortizing	3,031,689	3,071,259
Lakes Edge - Loan 2	5.84%	10/1/2024	Amortizing	4,284,179	4,339,869
Sunbury Ridge - Loan 2	5.83%	10/1/2024	Amortizing	3,539,117	3,585,216
Stonebridge - Loan 2	5.84%	10/1/2024	Amortizing	2,773,032	2,809,079
Jefferson Chase - Loan 2	5.82%	10/1/2024	Amortizing	4,828,894	4,891,923
Lake Ridge - Loan 2	5.82%	11/1/2024	Amortizing	1,520,297	1,540,033
Villages of Baymeadows	4.14%	11/1/2027	Interest Only	76,560,000	76,560,000
Casa del Mar	4.14%	11/1/2027	Interest Only	12,240,000	12,240,000
Sutton Place	4.03%	12/1/2029	Interest Only	44,044,000	44,044,000
Silver Oaks	4.03%	12/1/2029	Interest Only	14,185,000	14,185,000
Steeplechase	4.07%	2/1/2028	Interest Only	36,668,000	36,668,000
West 22 - Loan 2	6.00%	10/1/2026	Amortizing	3,770,458	3,821,941
Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,789,001	1,813,948
Laurel Pointe [4]	4.52%	6/1/2028	Interest Only	—	26,400,000
Bradford Ridge [4]	4.54%	6/1/2028	Interest Only	—	10,000,000
Olentangy Commons	4.43%	6/1/2030	Interest Only	92,876,000	92,876,000
Villages of Wildwood	4.46%	8/1/2030	Interest Only	39,525,000	39,525,000
Falling Creek	4.52%	9/1/2030	Interest Only	19,335,000	19,335,000
Reserve at Abbie Lakes - Loan 3	5.88%	9/1/2024	Amortizing	5,496,945	5,573,710
Sunbury Ridge - Loan 3	5.94%	9/1/2024	Amortizing	1,197,850	1,214,380
Abbie Lakes - Loan 3	5.94%	9/1/2024	Amortizing	1,133,543	1,149,185
Brooksedge - Loan 3	5.90%	9/1/2024	Amortizing	2,341,157	2,373,722
Jefferson Chase - Loan 3	5.90%	9/1/2024	Amortizing	2,206,828	2,237,525
Lake Ridge - Loan 3	5.91%	9/1/2024	Amortizing	2,207,016	2,237,654
Crown Pointe	4.44%	9/1/2030	Interest Only	89,400,000	89,400,000
Canterbury Green - Loan 3 [3]	6.16%	10/1/2024	Amortizing	—	12,309,286
Ashwood Ridge [4]	4.68%	10/1/2028	Interest Only	—	7,300,000
Lorring Park	4.83%	11/1/2030	Interest Only	47,680,000	47,680,000
Hamptons Apartments	4.61%	2/1/2031	Interest Only	79,520,000	79,520,000
The Isle	3.79%	7/1/2031	Interest Only	21,200,000	21,200,000
Druid Hills	4.26%	8/1/2046	Interest Only	79,104,000	79,104,000
Abbie Lakes - Loan 4	4.71%	10/1/2024	Amortizing	1,471,786	1,495,715
Reserve at Abbie Lakes - Loan 4	4.65%	10/1/2024	Amortizing	1,397,741	1,420,728
Lakes Edge - Loan 3	4.45%	10/1/2024	Amortizing	2,695,209	2,741,244

Mortgage Note	Interest Rate (6)	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2021	Outstanding Principal 12/31/2020
Sunbury Ridge - Loan 4	4.67%	10/1/2024	Amortizing	2,090,121	2,124,364
Stonebridge - Loan 3	4.48%	10/1/2024	Amortizing	6,512,491	6,623,100
Parcstone	3.14%	12/1/2029	Interest Only	30,127,000	30,127,000
Stone Ridge	3.14%	12/1/2029	Interest Only	14,662,000	14,662,000
Sterling Place	3.95%	11/1/2031	Interest Only	34,196,000	34,196,000
West 22	4.06%	10/1/2026	Amortizing	2,540,709	2,587,522
University Crossing - Loan 2	3.14%	7/1/2030	Interest Only	14,679,000	14,679,000
Crestview at Cordova - Loan 3 (1)	2.90%	7/1/2030	Interest Only	—	12,952,000
Arlington Park	2.81%	11/1/2030	Interest Only	13,494,000	13,494,000
Hampton on Jupiter	2.90%	11/1/2032	Interest Only	27,590,000	27,590,000
Palmetto Creek	2.67%	9/1/2030	Interest Only	25,865,000	25,865,000
Valora at Homewood	2.80%	8/1/2030	Interest Only	63,844,000	63,844,000
The Dylan at Fairburn	3.10%	10/7/2026	Interest Only	43,900,000	39,105,000
The Dylan at Grayson	3.10%	10/7/2026	Interest Only	40,500,000	35,895,000
Sutton Place - Loan 2	4.36%	12/1/2029	Amortizing	10,592,577	10,750,000
Silver Oaks - Loan 2	4.36%	12/1/2029	Amortizing	4,769,123	4,840,000
Chimneys of Greenville	3.10%	2/1/2031	Interest Only	14,075,000	—
The Laurel Apartments	3.06%	3/1/2031	Interest Only	42,025,000	—
The Willows Apartments	3.06%	3/1/2031	Interest Only	19,000,000	—
The Edge at Clear Lake	3.87%	4/1/2033	Interest Only	25,496,000	—
Pear Orchard	3.20%	7/1/2033	Interest Only	38,175,000	—
Lakeshore Landing	3.20%	7/1/2033	Interest Only	16,950,000	—
Reflection Pointe	3.20%	7/1/2033	Interest Only	31,050,000	—
Crosswinds	3.20%	7/1/2033	Interest Only	33,825,000	—
Parcstone	4.60%	11/1/2029	Interest Only	12,666,000	—
Stone Ridge	4.60%	11/1/2029	Interest Only	6,883,000	—
Falling Creek	4.18%	9/1/2030	Interest Only	6,039,000	—
Elliot Norcross	2.85%	11/30/2024	Interest Only	98,800,000	—
West Vue	3.00%	1/9/2025	Interest Only	73,000,000	—
Total outstanding principal				**1,923,161,809**	**1,763,176,179**
Less: unamortized discount and debt issuance costs				(14,895,356)	(11,401,842)
Total mortgages payable, net of unamortized discount and debt issuance costs				**$ 1,908,266,453**	**$ 1,751,774,337**

(1) Gulf Coast portfolio was disposed of on December 1, 2021 (Note 3). The mortgage payable was extinguished at date of sale.
(2) Verandas at Rocky Ridge is presented as held-for-sale on the combined consolidated balance sheets.
(3) Canterbury Green was disposed of on October 13, 2021 (Note 3). The mortgage payable was extinguished at date of sale.
(4) Union Place was disposed of on January 29, 2021 (Note 3). The mortgage payable was extinguished at date of sale.
(5) Forest Park portfolio was disposed of on October 19, 2021 (Note 3). The mortgage payable was extinguished at date of sale.
(6) Floating interest rates are indexed to the one month USD LIBOR. Rates noted are as of December 31, 2021.

On December 1, 2021, in connection with the sale of Gulf Coast Portfolio, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $90,718,320. As a result, the Company recognized a loss on early extinguishment of debt of $5,583,748, which is included within interest expense on the combined consolidated statements of operations.

On October 19, 2021, in connection with the sale of Forest Park Portfolio, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $43,517,256. As a result, the Company recognized a loss on early extinguishment of debt of $368,465, which is included within interest expense on the combined consolidated statements of operations.

On October 13, 2021, in connection with the sale of Canterbury Green, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $83,568,133. As a result, the Company recognized a loss on early extinguishment of debt of $9,560,112, which is included within interest expense on the combined consolidated statements of operations.

On January 29, 2021, in connection with the sale of Union Place, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $51,800,000. As a result, the Company recognized a loss on early extinguishment of debt of $185,139, which is included within interest expense on the combined consolidated statements of operations.

On January 9, 2020, in connection with the sale of the Michigan self-storage portfolio, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance

in the amount of $48,364,593. As a result, the Company recognized a loss on early extinguishment of debt of $6,680,028, which is included within interest expense on the combined consolidated statements of operations.

Future scheduled principal payments of mortgage payable are as follows: $6,329,083 (2022), $8,507,213 (2023), $12,792,783 (2024), $45,742,954 (2025), $29,915,367 (2026), and $1,819,874,409 (thereafter).

15. Ground Leases

The Company entered into a ground lease through acquisition of West Vue. As of December 31, 2021, the right-of-use asset and lease liability was $25,275,984 and $25,275,984, respectively. During the year ended December 31, 2021 and 2020, the lease expense recognized on a straight-line basis was $0 and $0, respectively, and is included in property operating expenses on the combined consolidated statement of operations.

The Company entered into three ground leases through acquisition of Druid Hills. The Company has right to extend the term of each ground lease, and thus such option period has been included within the calculation of the right of use assets and lease liabilities. The Company incurred initial costs of $5,863,910 to acquire the lease, which is included in the right-of-use asset and amortized over the life of the lease. As of December 31, 2021 and 2020, the right-of-use asset and lease liability were $6,641,192 and $6,826,478, respectively. As of December 31, 2021 and 2020, the lease liability was $1,169,573 and $1,183,859, respectively. During the years ended December 31, 2021 and 2020, the lease expense recognized on a straight-line basis was $234,999 and $235,184, respectively, and is included in miscellaneous operating expenses on the accompanying consolidated statement of operations.

The Company utilized the risk-free rate over the term of each lease as the discount rate to be applied to its future lease payments when accounting for its right of use assets and lease liabilities, which ranged between 4.26% and 7.11%.

The table below presents the summarized quantitative information with regard to lease contracts the Company has entered into as of December 31, 2021:

Category	Term
Weighted avg. of remaining term - operating leases (months)	1,043
Weighted avg. of remaining term - operating leases (years)	87
Weighted avg. of annual discount rate - operating leases	6.04%

The future minimum lease payments to be paid under noncancelable leases in effect as of December 31, 2021 are as follows:

Year	Payment
2022	$ 1,270,571
2023	1,405,577
2024	1,432,408
2025	1,459,777
2026	1,487,692
Thereafter	374,314,143
Total balance due	381,370,168
Less: lease discount	(354,924,612)
Lease liabilities	**$ 26,445,556**

In addition, as of December 31, 2021, the Company also has an equipment lease liability of $618,643.

16. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2021	December 31, 2020
Current federal tax expense	$ —	$ —
Current state tax expense	(7,219)	(296,416)
Net deferred federal tax expense	—	—
Net deferred state tax expense	—	—
Income tax expense	**$ (7,219)**	**$ (296,416)**

17. Equity

As of December 31, 2021 and 2020, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2021 and 2020, the Company paid an aggregate of $872,160,619 and $872,160,619 of dividends on common shares, respectively.

As of December 31, 2021 and 2020, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2021 and 2020, the Company paid an aggregate of $251,124 and $235,499 of dividends on Series A preferred shares, respectively.

18. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,100,000 for each of the years ended December 31, 2021 and 2020, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2021 and 2020, the Company incurred professional service fees of $1,988,417 and $1,091,203, respectively, which are included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2021 and 2020, $1,056,934 and $374,103, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2021, $17,446 and $748 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2020, $4,551 and $2,358,362 is due to PCM and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2021 and 2020, the Company incurred structuring fees of $3,005,230 and $1,432,351, respectively.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2% - 3.5% of the gross monthly rents to the property managers. For the years ended December 31, 2021 and 2020, property management fees were $7,818,818 and $6,844,541, respectively, and are included in management fees in the combined consolidated statements of operations.

The Company also pays a monthly asset management fee up to 2.00% of the gross monthly rents to the property managers. For the years ended December 31, 2021 and 2020, asset management fees were $2,255,770 and $1,831,357, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

As of December 31, 2021 and 2020, $3,931,933 and $3,245,464 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The property management agreements also stipulate that a construction management fee up to 5% of project cost is to be paid to the property managers. For the years ended December 31, 2021 and 2020, capitalized construction management fees were $3,475,815 and $3,464,602, respectively, and are included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2021 and 2020, the Company incurred acquisition fees of $255,000 and $842,160, respectively. The amounts related to the years ended December 31, 2021 and 2020 have been capitalized and included in real estate assets in the accompanying combined consolidated balance sheet.

In connection with the acquisitions of several properties during the year ended December 31, 2021, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During the years ended 2021 and 2020, $631,360 and $1,014,000, respectively, were paid to the non-controlling joint venture partners, respectively. As of December 31, 2021 and 2020, $1,540,799 and $2,172,160, respectively, of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2021, $0 and $697,562, respectively, of deferred acquisition fees retained by the Company are included within restricted cash on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2021 and 2020, unreimbursed advances and other amounts due to related parties were $2,355,220 and $1,814,372, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

19. Senior Secured Term Loans - Related Party

NPRC Credit Agreement

On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. On June 30, 2020, the Company refinanced and amended the Credit Agreement. The Credit Agreement consists of a senior secured term loan A ("TLA"), senior secured term loan B ("TLB"), senior secured term loan C ("TLC"), and senior secured term loan D ("TLD") collectively referred to as the "Term Loans".

The amendment increased the TLA PIK rate, reduced the interest rate margins, and resulted in a new tranche of senior secured term loan D ("TLD"). Under the amended and restated Credit Agreement, the new TLD incurs cash interest equivalent to three-month USD LIBOR rate with a floor of 3.00%, plus 0.50%, and PIK interest of 2.50%. The Company incurred $3,668,507 of structuring fees from this restructuring, which is deferred and amortized over the life of the senior secured term loan. The structuring fees are capitalized as a direct offset to the Term Loan balance on the combined consolidated balance sheets.

The additional borrowings of $183,425,355 was used as an equity distribution to NPH. The maturity date of the senior secured term loans under the amended Credit Agreement is December 31, 2023. As of December 31, 2021 and 2020, the total commitment was $2,500,000,000 and $2,500,000,000, respectively.

The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but may be subject to a prepayment penalty. During the year ended December 31, 2021, the Company has voluntarily pre-paid in aggregate $315,481,965 of the Term Loan A and B and incurred prepayment penalty of $2,945,820. During the year ended December 31, 2020, the Company had voluntarily pre-paid in aggregate $222,029,005 of the Term Loan A and B and incurred prepayment penalty of $3,244,580.

The Company is required to make payments for Residual Profit Interest equivalent to 8.33% of the residual profit earned during the applicable period. The Company determines the residual profit as all gross receipts from operations received by the Company less the sum of operating expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.

Cash interest and Residual Profit Interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

For the years ended December 31, 2021 and 2020, the Company incurred $0 and $3,668,507 of structuring fees for borrowings under the senior secured term loans, respectively. The structuring fees are deferred and amortized over the life of the senior secured term loan. For the years ended December 31, 2021 and 2020, $4,106,358 and $3,582,285 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

The following tables present a summary of our senior secured term loan terms and payable as of December 31, 2021 and 2020:

	As of December 31, 2021		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR(1) + 1.44%	3.53%	$287,150,130
Term Loan B	3-Mo LIBOR(1) + 2.00%	5.50%	6,600,000
Term Loan C	3-Mo LIBOR(2) + 10.00%	2.25%	108,600,000
Term Loan D	3-Mo LIBOR(1) + 0.50%	2.50%	183,425,355
Total outstanding principal			**585,775,485**
Less: unamortized debt issuance costs			(8,212,716)
Total senior secured term loans, net of debt issuance costs			**$577,562,769**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

	As of December 31, 2020		
Senior Secured Term Loan	**Cash Rate**	**PIK Rate**	**Outstanding Principal**
Term Loan A	3-Mo LIBOR(1) + 1.44%	3.53%	$390,403,295
Term Loan B	3-Mo LIBOR(1) + 2.00%	5.50%	19,200,000
Term Loan C	3-Mo LIBOR(2) + 10.00%	2.25%	101,200,000
Term Loan D	3-Mo LIBOR(1) + 0.50%	2.50%	183,425,355
Total outstanding principal			**694,228,650**
Less: unamortized debt issuance costs			(12,319,074)
Total senior secured term loans, net of debt issuance costs			**$681,909,576**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

(2) Rates are accrued at minimum LIBOR floor of 100 basis points

For the year ended December 31, 2021, the Company incurred $36,687,547, $22,573,362, and $38,849,306 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2021, a total of $22,565,566 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2021, $34,100 of cash interest and $7,796 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2020, the Company incurred $35,976,779, $22,450,603, and $36,233,499 of cash interest, PIK interest, and Residual Profit Interest, respectively. For the year ended December 31, 2020, a total of $22,444,278 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2020, $30,922 of cash interest and $6,325 of PIK interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

20. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

During the year ended December 31, 2021, the Company entered into confidential agreements related to certain investments. The Company recognized a gain of $15,151,362 in connection with those agreements. No lawsuit was filed in connection with those agreements, and all parties thereto denied wrongdoing.

The Company may at times issue certain loan guarantees to obtain financing related to the Company's investments. These guarantees may include but are not limited to repayment guarantees, completion guarantees, and debt ratio guarantees to certain lenders of the Company's investments in real estate assets. Under certain guarantees, the Company may be liable in the event of fraud, misappropriation, environmental liabilities and other recourse obligations. As of December 31, 2021, the Company's has not violated any of these guaranty provisions.

The worldwide outbreak of COVID-19, a novel coronavirus disease that began in early 2020, has negatively affected economies, markets, and individual companies throughout the world and has increased market volatility. Developments that disrupt global economies and financial markets may magnify factors that affect the Company's performance. While the disruption is currently expected to be temporary, there is considerable uncertainty around the duration of this uncertainty. The effects of this pandemic may materially impact the performance of the Company and its ability to execute its objective. The ultimate impact of COVID-19 on the financial performance of the Company's investment cannot be reasonably estimated at this time.

21. Subsequent Events

On January 7, 2022, the Company invested $15,000,000 to purchase collateralized loan obligations.

On January 13, 2022, the Company invested $4,300,000 to purchase residual interests in equity securitizations.

On February 1, 2022, the Company sold Verandas at Rocky Ridge to an unaffiliated third party for a gross sales price of $34,670,000. The Company recognized a gain of $20,956,684 in connection with the sale.

On February 2, 2022, the Company invested $20,000,000 to purchase collateralized loan obligations.

On February 8, 2022, the Company invested $7,800,000 to purchase residual interests in equity securitizations.

On February 14, 2022, the Company invested $3,400,000 to purchase residual interests in equity securitizations.

On February 17, 2022, the Company invested $7,000,000 to purchase an interest in corporate bonds on the secondary market.

On February 24, 2022, the Company invested $5,600,000 to purchase residual interests in equity securitizations.

On March 18, 2022, the Company acquired Enclave at Wolfchase, a multi-family property located in Cordova, TN, for an aggregate purchase price of $82,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $60,000,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

On March 18, 2022, the Company acquired Twin Oaks, a multi-family property located in Hattiesburg, MS, for an aggregate purchase price of $44,850,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $33,830,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

On March 18, 2022, the Company acquired Lancaster Place, a multi-family property located in Calera, AL, for an aggregate purchase price of $37,550,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $28,350,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

On March 18, 2022, the Company acquired Rutland Place, a multi-family property located in Macon, GA, for an aggregate purchase price of $29,750,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $22,500,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.

On March 29, 2022, the Company, together with a joint venture partner, acquired Southport Crossings, a multi-family property located in Indianapolis, IN, for an aggregate purchase price of $48,100,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $36,075,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,141,881.

On May 12, 2022, the Company invested $20,000,000 to purchase collateralized loan obligations.

On May 19, 2022, the Company invested $20,000,000 to purchase collateralized loan obligations.

On May 26, 2022, the Company, together with a joint venture partner, acquired Primrose Retirement Portfolio, four senior living properties located in Colorado, Wyoming, Indiana, and Oklahoma, for an aggregate purchase price of $105,600,000 exclusive of acquisition and closing costs. For the purchase of this property, the Company obtained bank financing of $65,903,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $4,622,568.

On June 6, 2022, the Company invested $10,000,000 to purchase collateralized loan obligations.

The Company has evaluated subsequent events through June 30, 2022, the date of which these combined consolidated financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.